Exhibit 99.1

FOR IMMEDIATE RELEASE

Editorial Contacts:

Jennifer Schuh	Bob Richter

NAVTEQ Corporation	for NAVTEQ Corporation

Tel: 312-894-3913	Tel: 212-802-8588

e-M: jennifer.schuh@navteq.com	e-M: bob@richtermedia.com

Investor Relations Contact:

Thomas R. Fox

NAVTEQ Corporation

Tel: 312-894-7500

e-M: investorrelations@navteq.com

NAVTEQ Announces Approval of Merger Agreement with Nokia

Chicago, IL — December 12, 2007 — NAVTEQ Corporation (NYSE: NVT), a leading global provider of digital map data for vehicle navigation and location-based solutions, announced that its stockholders have approved the previously announced merger agreement entered into with Nokia at the special meeting of stockholders held earlier today.

Over 75% of the issued and outstanding shares of common stock eligible to vote, representing over 99% of the total votes cast at the special meeting, were voted in favor of the adoption of the merger agreement.

Adoption of the merger agreement by NAVTEQ stockholders satisfies one of the conditions to completion of the merger between NAVTEQ and Nokia.  Completion of the merger is also subject to receipt of regulatory approvals and the satisfaction of the other closing conditions set forth in the merger agreement.

Upon satisfaction of the closing conditions and, subject to the terms and conditions of the merger agreement, North Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Nokia Inc., a Delaware corporation and wholly-owned subsidiary of Nokia Corporation, will be merged with and into NAVTEQ, each outstanding share of the common stock of NAVTEQ will be converted into the right to receive $78.00 in cash, without interest, and NAVTEQ will survive the merger as a wholly-owned subsidiary of Nokia Inc.  All unvested options to purchase common stock will accelerate and vest in full immediately prior to the consummation of the merger. Option holders will receive a cash payment for each option held equal to the excess of $78.00 over the applicable option exercise price, less taxes.

About NAVTEQ

NAVTEQ is a leading provider of comprehensive digital map information for automotive navigation systems, mobile navigation devices, Internet-based mapping applications, and government and business solutions. NAVTEQ creates the digital maps and map content that power navigation and location-based services solutions around the world. The Chicago-based company was founded in 1985 and has over 3,100 employees located in 167 offices in 31 countries.

NAVTEQ is a trademark in the U.S. and other countries. All rights reserved.

This document may include certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. Such statements may include, but are not limited to, planned expenditures and expectations of future financial performance and operating results.  The statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under “Item 1A. Risk Factors” in each of the Company’s most recent Annual and Quarterly Reports filed with the Securities and Exchange Commission.

Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. NAVTEQ does not undertake any obligation to update any forward-looking statements contained in this document.